EXHIBIT 11.1

                     JEFFERSON SMURFIT CORPORATION
                CALCULATION OF PER SHARE EARNINGS  <F5>
                  (In millions except per share data)



                                                     Year Ended December 31,
                                               1994<F6>    1993<F7>  1992<F7>
Primary earnings per share
Weighted average shares outstanding           100.613     63.550   48.310

Income (loss) applicable to common shares
  before extraordinary item and cumulative
  effect of accounting changes                $ 12.3     $(174.6)  $ (34.0)
Extraordinary item                             (55.4)      (37.8)    (49.8)
Cumulative effect of accounting changes                    (16.5)
Net loss applicable to common shares          $(43.1)    $(228.9)  $ (83.8)

Per share amounts
  Net income (loss) before extraordinary item
   and cumulative effect of accounting
   changes                                    $  .12     $ (2.75)  $ (1.16)
  Extraordinary item                            (.55)       (.59)    (1.03)
  Cumulative effect of accounting changes                   (.26)
  Net loss applicable to common shares        $ (.43)    $ (3.60)  $ (2.19)


Fully diluted earnings per share
Weighted average shares outstanding           100.613     63.550   48.310

Income (loss) applicable to common shares
  before extraordinary item and cumulative
  effect of accounting changes                $ 12.3     $(174.6)  $ (34.0)
Extraordinary item                             (55.4)      (37.8)    (49.8)
Cumulative effect of accounting changes                    (16.5)
Net loss applicable to common shares          $(43.1)    $(228.9)  $ (83.8)

Per share amounts
  Net income (loss) before extraordinary item
    and cumulative effect of accounting
    changes                                   $  .12     $(2.75)   $ (1.16)
  Extraordinary item                            (.55)      (.59)     (1.03)
  Cumulative effect of accounting changes                  (.26)
  Net loss applicable to common shares        $ (.43)    $(3.60)   $ (2.19)

<F5> Gives effect to the ten-for-one stock conversion pursuant to the
     Reclassification.
<F6> The computation does not include common stock equivalents associated with stock options since the dilutive effect on earnings per share is not material.
<F7> The computations do not include common stock equivalents associated with stock options and the conversion of the cumulative exchangeable preferred stock, both of which would have been antidilutive.

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